Exhibit 99.1

AVEO Announces Pricing of $5.7 Million Public Offering of Common Stock

CAMBRIDGE, Mass. — August 17, 2018 — AVEO Pharmaceuticals, Inc. (Nasdaq: AVEO) today announced that it has priced an underwritten public offering of 2,500,000 shares of common stock at a price to the public of $2.26 per share, the closing price as of yesterday, August 16, 2018, which would result in aggregate gross proceeds of approximately $5.7 million before underwriting discounts. All of the shares in the offering are to be sold by AVEO. AVEO has also granted the underwriter a 30-day option to purchase up to an additional 375,000 shares of common stock on the same terms and conditions. Closing of the offering is expected to occur on or about August 21, 2018, subject to customary closing conditions.

The net proceeds of the offering are expected to be used for working capital and general corporate purposes, including development and pre-commercial expenses incurred in connection with the ongoing Phase 3 clinical trial of tivozanib in the third-line treatment of patients with advanced renal cell carcinoma (“aRCC”) as well as the ongoing Phase 1b/2 clinical trial of tivozanib in combination with OPDIVO® (nivolumab).

Piper Jaffray & Co. is acting as sole manager for the offering.

The shares are being offered by AVEO pursuant to a shelf registration statement on Form S-3 that was filed with the Securities Exchange Commission (“SEC”) on November 30, 2017 and declared effective by the SEC on December 15, 2017. A preliminary prospectus supplement relating to, and describing the terms of, the offering has been filed with the SEC and is available on the SEC’s web site at www.sec.gov.

Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, can be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, telephone: (800) 747-3924, email: prospectus@pjc.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AVEO Pharmaceuticals, Inc.

AVEO Pharmaceuticals, Inc. (the “Company”) is a biopharmaceutical company dedicated to advancing a broad portfolio of targeted medicines for oncology and other areas of unmet medical need. The Company’s strategy is to retain North American rights to its oncology portfolio while securing partners in development and commercialization outside of North America. The Company is seeking to develop and commercialize its lead candidate tivozanib in North America as a treatment for advanced renal cell carcinoma (“aRCC”). The Company has outlicensed tivozanib (FOTIVDA®) for oncology in Europe and other territories outside of North America. Tivozanib is approved in the European Union, as well as Norway and Iceland, for the first-line treatment of adult patients with aRCC and for adult patients who are vascular endothelial growth factor receptor and mTOR pathway inhibitor-naïve following disease progression after one prior treatment with cytokine therapy for aRCC.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “could,” “should,” “would,” “seek,” “look forward,” “advance,” “goal,” “strategy,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements relating to AVEO’s plans to consummate its proposed public offering and the intended use of proceeds therefrom. Actual results may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the proposed public offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that AVEO will be able to complete the proposed public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. Additional risks and uncertainties relating to the proposed offering, AVEO and its business can be found under the caption “Risk Factors” included in AVEO’s Quarterly Report on Form 10-Q for the period ended June 30, 2018, AVEO’s preliminary prospectus supplement filed with the SEC on August 17, 2018, and other filings that AVEO may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and AVEO expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AVEO Contact:

David Pitts, Argot Partners

212-600-1902

aveo@argotpartners.com